                                                                EXHIBIT  (23)(b)




                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


        As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated January 24, 1997 included or incorporated by reference in CMS Energy Corporation's Form 10-K for year ended December 31, 1996, and to all reference to our Firm included in this registration statement.



                                                /s/ Arthur Andersen LLP
                                                -----------------------


Detroit, Michigan,
  September 19, 1997
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                                                                EXHIBIT (24)




August 23, 1997

Mr. Alan M. Wright and
Mr. Thomas A. McNish
CMS Energy Corporation
Fairlane Plaza South, Suite 1100
330 Town Center Drive
Dearborn, MI 48126

We hereby appoint each of you lawful attorney for each of us and in each of our names to sign and cause to be filed with the Securities and Exchange Commission registration statement(s) and/or any amendment(s) thereto, including post-effective amendment or amendments, to be accompanied in each case by a prospectus or supplemental prospectus and any necessary exhibits with respect to the issue and sale of up to $200 million of debt securities of the Corporation.

Yours very truly,

   /s/ William T. McCormick, Jr.                /s/ Earl D. Holton
-----------------------------------       -----------------------------------
William T. McCormick, Jr.                 Earl D. Holton


  /s/ John M. Deutch                            /s/ W. U. Parfet
-----------------------------------       -----------------------------------
John M. Deutch                            William U. Parfet



  /s/ James D. Duderstadt
-----------------------------------       -----------------------------------
James J. Duderstadt                       Percy A. Pierre



   /s/ K. R. Flaherty                         /s/ Whipple
-----------------------------------       -----------------------------------
Kathleen R. Flaherty                      Kenneth Whipple



    /s/ Victor J. Fryling                     /s/ John B. Yasinsky
-----------------------------------       -----------------------------------
Victor J. Fryling                         John B. Yasinsky

Extract from minutes of a meeting of the Board of Directors of CMS Energy Corporation (the "Corporation") held on August 23, 1997.

                              - - - - - - - - - -

Proposed Issue and Sale of Debt Securities

At a meeting of the Board of Directors of the Corporation held on October 25, 1996, resolutions were adopted authorizing the Corporation to issue and sell, from time to time, at private placement or public sale, up to $500 million net aggregate principal amount of debt securities, including but not limited to (i) unsecured senior debt securities consisting of debentures, notes or other unsecured evidence of indebtedness, each of which may be convertible into shares of any class of authorized common stock, and (ii) unsecured subordinated debt securities consisting of debentures, notes or other unsecured evidence  of indebtedness, each which may be convertible into shares of any class of authorized common stock, or any combination of the foregoing (collectively, the Debt Securities), to have funds available for general corporate purposes (the Original Authorization). On May 1, 1997, the Corporation issued $350 million of senior unsecured notes pursuant to the Original Authorization.  In addition to the $150 million remaining under the Original Authorization, it was recommended that the Corporation be authorized to issue up to an additional $50 million net aggregate principal amount of Debt Securities (the Additional Securities ), or an aggregate $200 million of Debt Securities, to refund or refinance a portion of
existing  indebtedness.   The resolutions adopted by the Board on October 25,
1996 should be amended to reflect the authority for the Additional
Securities.  The matter was fully discussed.

        Upon motion duly made and seconded, the following resolutions were thereupon unanimously adopted:

             RESOLVED:   That the resolutions adopted by the Board of
    Directors at its meeting held on October 25, 1996 with respect to the proposed issue and sale of Debt Securities of the Corporation are hereby amended to reflect the authority for the Additional Securities, as discussed at the meeting, thus authorizing the Corporation to issueand sell, from time to time, at private placement or public sale, up to $2 million net aggregate principal amount of Debt Securities. All other resolutions adopted by the Board at the October 25, 1996 meeting with respect to the remaining $150 million net aggregate principal amount of Debt Securities remain in full force and effect and apply equally in all respects to the Additional Securities; and

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                                                                               2





             RESOLVED FURTHER: That the officers of the Corporation, and each of them, are authorized to execute, in addition to underwriting agreements, purchase agreements or any other type of agreements between the Corporation and the underwriters or representatives of the underwriters (or any agents) or any other purchaser appointed or named in such agreement or agreements, as they may deem appropriate for the proposed sale of the Debt Securities and Additional Securities.

                              - - - - - - - - - -

I,   Joyce  H.   Norkey,  Assistant   Secretary  of   CMS  Energy Corporation,
CERTIFY that the foregoing is a true and correct copy of resolutions duly and regularly adopted at a meeting of the Board of Directors of CMS Energy Corporation duly held on August 23, 1997 at which a quorum was in attendance and voting throughout, and that said resolutions have not since been rescinded but are still in full force and effect.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the Corporation this 19th day of September 1997.





                                                 /s/ Joyce H. Norkey
                                           -----------------------------------
                                                    Joyce H. Norkey
                                                  Assistant Secretary


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